                                                Filed Pursuant to Rule 424(b)(4)
                                                              Reg. No. 333-72158




                            ARTISAN COMPONENTS, INC.

                                 362,500 SHARES
                                  COMMON STOCK


        This prospectus relates to 362,500 shares of our common stock that may be offered and sold from time to time by Synopsys, Inc. In January 2001 we acquired certain assets of the physical library business of Synopsys for approximately $13.4 million in cash and 1,450,000 shares of our common stock.

        Synopsys will receive all of the net proceeds from the sale of the shares under this prospectus and will pay all brokerage fees and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the sale of shares by Synopsys.

        Our common stock is listed on The Nasdaq National Market under the symbol "ARTI." On November 1, 2001, the closing sales price of our common stock as reported by The Nasdaq National Market was $8.50 per share.

        YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF OUR COMMON STOCK OFFERED UNDER THIS PROSPECTUS.

                               -------------------


        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -------------------


                 The date of this prospectus is November 2, 2001


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                                TABLE OF CONTENTS



Where to Find Additional Information About Artisan............................1

Information Incorporated by Reference.........................................1

Forward Looking Information...................................................2

Artisan Components, Inc.......................................................3

Risk Factors..................................................................4

Use of Proceeds..............................................................17

Selling Stockholder..........................................................17

Plan of Distribution.........................................................18

Legal Matters................................................................20

Experts  ....................................................................20



        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDER IS OFFERING TO SELL, AND SEEKING OFFERS TO BUY, THE SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.

               WHERE TO FIND ADDITIONAL INFORMATION ABOUT ARTISAN

        We have filed reports, proxy statements, and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains the reports, proxy statements and other information we file with the SEC. The address of the SEC website is http://www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus, including the information incorporated by reference in this prospectus. We incorporate by reference the documents listed below, and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering. This prospectus is part of a registration statement we filed with the SEC. The documents we incorporate by reference are:

        1. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

        2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2001, March 31, 2001 and December 31, 2000.

        3. Our Current Report on Forms 8-K and 8-K/A filed January 19, 2001 and March 12, 2001, respectively, relating to our acquisition of certain assets of the physical library business of Synopsys, Inc.

        4. The description of our common stock contained in our registration statement on Form S-1 (Reg. No. 333-41219) declared effective by the SEC on February 2, 1998.

        5. Our Definitive Proxy Statement on Schedule 14A for our 2001 Annual Meeting of Stockholders filed January 26, 2001.

        Each of these filings is available from the SEC as described above. You may request, and we will provide at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address: Investor Relations, Artisan Components, Inc., 141 Caspian Court, Sunnyvale, California 94089-1013, telephone number (408) 734-5600.

                           FORWARD LOOKING INFORMATION

        This prospectus, including the information incorporated by reference herein, contains forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, there are important facts that could cause our actual results to differ materially from those expressed or implied by these forward looking statements, including statements under the caption "Risk Factors." Please review these risk factors carefully. In addition, please review the sections captioned "Factors Affecting Future Operating Results" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended September 30, 2000 and our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2001. In connection with forward looking statements which appear in these disclosures, you should carefully consider the risk factors set forth in this prospectus under "Risk Factors" and under the caption "Factors Affecting Future Operating Results" in the Management's Discussion and Analysis section of any subsequent annual or quarterly report we file with the SEC.

                            ARTISAN COMPONENTS, INC.

        We are a leading developer of high performance, high density and low power embedded memory, standard cell and input/output intellectual property, or IP, components for the design and manufacture of complex integrated circuits. We license our products to semiconductor manufacturers, semiconductor foundries and fabless semiconductor companies for the design of integrated circuits used in complex, high volume applications, such as portable computing devices, cellular phones, consumer multimedia products, automotive electronics, personal computers and workstations.

        Our customers include foundries, which only manufacture integrated circuits, and integrated device manufacturers, which both design and manufacture integrated circuits. These companies invest significant resources in libraries that are designed to match their specific manufacturing processes. Our IP library products are designed to enable these manufacturers to achieve the best combination of performance, density, power and yield for a given manufacturing process. Typically, a customer licenses one or more products designed for its manufacturing process that is accompanied by layout databases, views to support a customer's design tool environment and design methodology documentation. We generally license our products on a nonexclusive, worldwide basis to these semiconductor manufacturers, integrated device manufacturers and fabless semiconductor companies and grant these customers the right to distribute our IP components to their internal design teams and to distribute and sublicense our IP components to semiconductor design companies that manufacture at the same facility. We receive license fees and royalties under the terms of license agreements with such manufacturers.

        In cases where a semiconductor manufacturer does not have the infrastructure necessary to distribute and support our IP components, we perform the distribution function directly to semiconductor design companies that are customers of the semiconductor manufacturer. As a result, we make certain of our libraries available to end users through our own distribution programs. Eligible end users can obtain these libraries through such programs at no cost to them. As part of the license agreement between us and end users, the end users agree to manufacture any semiconductor design using any of our libraries at the particular semiconductor manufacturer for which we developed the library. The semiconductor manufacturer then pays us a royalty based on the volume of the semiconductor manufacturer's production containing our IP. Additionally, end users pay a separate license and support fee to order modified products and support from us.

        We have several industry partner programs whereby our partners provide a wide variety of IP solutions, design services and tool support to streamline the design process for our library users. Through these programs, we provide products and support to over 150 companies who agree to limit the use and distribution of such libraries to our eligible end users.

        On January 4, 2001, we acquired certain assets of the physical library business of Synopsys, Inc. for approximately $13.4 million in cash, 1,450,000 shares of our common stock and certain transaction costs and expenses.

        We incorporated in California in April 1991 as VLSI Libraries Incorporated, changed our name to Artisan Components, Inc. in March 1997 and reincorporated in Delaware in January 1998. Our principal executive offices are located at 141 Caspian Court, Sunnyvale, California 94089-1013, and our telephone number is (408) 734-5600.

                                  RISK FACTORS

        Before you invest in any of our securities, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus and in the prospectus supplement, before you decide whether to purchase any of our securities. The risks set out below are not the only risks we face.

        If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you may lose all or part of your investment.

OUR BUSINESS DEPENDS ON CONTINUED DEMAND FOR COMPLEX SYSTEM-ON-A-CHIP SEMICONDUCTORS AND THE ELECTRONIC EQUIPMENT THAT INCORPORATE THEM

        Our success is substantially dependent on the adoption of our technology by semiconductor manufacturers and on an increasing demand for products requiring complex system-on-a-chip ICs, such as portable computing devices, cellular phones, consumer multimedia products, automotive electronics, personal computers and workstations. A system-on-a-chip is a semiconductor that includes the computing, memory and communications components that previously had been available only on separate chips. Our business is subject to many risks beyond our control that influence the success of our customers including, among others, competition faced by each customer in its particular industry, market acceptance of the customer's products that incorporate our technology, the engineering, sales and marketing capabilities of the customer and the financial and other resources of the customer. Demand for our products may also be affected by mergers in the semiconductor and systems industries, which may reduce the aggregate level of purchases of our products and services by the combined companies. If there is faltering growth in the semiconductor and systems industries, a reduced number of designs starts, shifts in the types of integrated circuits manufactured, tightening of customers' operating budgets or consolidation among our customers, operations and our business could suffer.

        The semiconductor and electronics products industries are characterized by rapid technological change, frequent introductions of new products, short product life cycles, fluctuations in manufacturing capacity and pricing and gross margin pressures. Each of these industries is highly cyclical and has periodically experienced significant downturns, often in connection with or in anticipation of decline in general economic conditions during which the number of new semiconductor design projects often decreases. Revenue from licenses of our products is influenced by the level of design efforts by our customers. If these industries experience a downturn, then our business could suffer.

        The semiconductor industry has suffered a sharp decline in orders and revenue in calendar 2001. Many semiconductor manufacturers and vendors of products incorporating semiconductors have announced earnings shortfalls and employee layoffs. Overall, customer spending is getting tighter and spending decisions are being more carefully scrutinized. These conditions have negatively affected our business in calendar 2001 and will continue to do so in the future if these conditions persist. The outlook for the electronics industry is uncertain and it is very difficult to predict how long the current slowdown will last.

THE SEMICONDUCTOR INDUSTRY IS CYCLICAL IN NATURE AND A GENERAL ECONOMIC DOWNTURN IN THE UNITED STATES OR ABROAD MAY REDUCE OUR REVENUE AND HARM OUR BUSINESS

        The primary customers for our software are semiconductor design and manufacturing companies. Any significant downturn in our customers' markets, or domestic and global conditions which result in the reduction of research and development budgets or the delay of software purchases would likely result in a decline in demand for our software and services and could harm our business. In addition, the markets for semiconductor products are cyclical. For example, in recent years certain Asian countries have experienced significant economic difficulties, including currency devaluation and instability, business failures and a depressed business environment. These difficulties have triggered a significant downturn in the semiconductor market, resulting in reduced budgets for chip design tools which, in turn, has negatively impacted us. Economic growth in the United States has slowed significantly in recent months and many commentators believe the U.S. economy is experiencing a recession. Overall, customer spending is getting tighter and spending decisions are being more carefully scrutinized. These conditions have negatively affected our business in the first six months of calendar 2001 and will in the future if these conditions persist. The outlook for the electronics industry is uncertain and it is very difficult to predict how long the current slowdown will last.

THE RECENT TERRORIST ATTACKS IN NEW YORK AND WASHINGTON COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS

        The September 11, 2001 terrorist attacks in New York City, Washington, D.C. and Pennsylvania could further contribute to the slowdown in the U.S. economy. At the time of the attacks, capital investment by businesses, particularly capital investment in technology, had been experiencing substantial weakness. Economic and political uncertainty resulting from these attacks could result in further declines in new technology investments, including semiconductor design starts. We do not know what effect these events, or the resulting military actions by the United States, could have on our business, revenues or results of operations. If businesses or consumers defer or cancel purchases of new products that incorporate complex semiconductors, the level of production and purchases by semiconductor manufacturers could decline causing our revenues to be adversely affected, which would have an adverse effect on our results of operations and could have an adverse effect on our financial condition.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE

        Our operating results have fluctuated in the past as a result of a number of factors including:

        - the relatively large size and small number of customer orders we receive during a given period;

        - the timing of customer orders, including the capital budgeting and purchasing cycles of our customers;

        - delays in the design process due to changes by a customer to its order after it is placed;

        - our progress on contracts that are billed on a percentage of completion basis, which represent a substantial majority of our contracts and have completion periods of three to six months;

        -   the length of our sales cycle;

        - our ability to develop, introduce and market new products and product enhancements;

        - the timing of our new product announcements and introductions and those of our competitors;

        -   market acceptance of our products; and

        - fluctuations in the demand for semiconductors and end user products that incorporate semiconductors.

        Our future revenue may fluctuate from quarter to quarter and on an annual basis as a result of these and other factors. Our expense levels are based in part on our expectations regarding future revenue. If revenue is below our expectations in any quarter and we are not able to adjust spending in a timely manner, the negative effect of such shortfall may be increased. We intend to continue our investment in research and development as well as in product promotion, licensing and support programs in an effort to maximize the growth of future royalties. Accordingly, it is likely that in some future quarters our operating results will be below the expectations of public market analysts and investors, which could cause our stock price to decline, perhaps substantially.

WE HAVE INCURRED OPERATING LOSSES IN RECENT PERIODS AND WE MAY BE UNABLE TO RETURN TO OR SUBSEQUENTLY MAINTAIN PROFITABILITY.

        We have incurred net operating losses in our fiscal years ended September 30, 1999 and 2000. We have also incurred net operating losses in the nine month period ended June 30, 2001 due in large part to the amortization and write down of tangible and intangible assets we acquired from Synopsys. If our revenue in future periods increases more slowly than we expect or not at all, we may not return to or subsequently maintain profitability. In addition, most of our operating expenses are fixed in the short term, so any shortfall in anticipated revenue in a given period could significantly reduce our operating results below expectations. We expect to continue to incur significant expenses in connection with funding for research and development and expansion of our sales and marketing efforts. As a result, we will need to increase revenue to achieve profitability. If we do return to profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. If we fail to return to and subsequently maintain profitability, our business and financial condition would suffer, we could lose the benefit of tax credits and other deferred tax assets and our stock price could decline.

WE HAVE RELIED AND EXPECT TO CONTINUE TO RELY ON A LICENSE FEE AND ROYALTY-BASED BUSINESS MODEL AND IF WE FAIL TO REALIZE EXPECTED ROYALTIES OUR BUSINESS WILL SUFFER

        Our customers include foundries, which only manufacture integrated circuits, or ICs, and integrated device manufacturers, which both design and manufacture semiconductors. Our IP library products are designed to enable these manufacturers to achieve the best combination of performance, density, power and yield for a given manufacturing process. We generally license our products on a nonexclusive, worldwide basis to major semiconductor manufacturers and grant these manufacturers the right to distribute our IP components to their internal design teams and to distribute and sublicense such components to semiconductor design companies that manufacture at the same facility. We receive license fees and royalties under the terms of license agreements with such manufacturers.

        We received our first royalty revenue in the third quarter of fiscal 1999. Royalty payments are calculated based on per unit sales by our customers of ICs containing our IP components. A portion of these payments is credited back to the customer's account for use as payment of license fees for future orders. There is a significant delay between the delivery of our product and the generation of royalty revenue because we provide our products early in the IC design process. Additionally, the quarter in which we recognize royalty revenue lags behind the quarter in which the related product is sold by our customer by at least one quarter. Our success depends, in part, on our ability to generate royalty revenue from a substantial number of designs and on many of these designs achieving large manufacturing volumes. Our ability to generate such royalty revenue in turn depends, in part, on our ability to negotiate, structure, monitor and enforce agreements for the determination and payment of royalties. We cannot be certain that this business strategy will be successful in expanding the number of royalty bearing contracts with customers, nor can we be certain that we will receive significant royalty revenue in the future.

        We believe that our long term success is substantially dependent on future royalties. As a result, we face risks inherent in a royalty based business model. In particular, our ability to forecast royalty revenue is limited by factors that are beyond our control. Royalties are recognized in the quarter in which we receive a royalty report from a customer. In addition, our revenue is dependent upon sales by our customers of products that incorporate our technology. Even if our technology is adopted, we cannot be certain that it will be used in a product that is ultimately brought to market, achieve commercial acceptance or result in significant royalties. For example, the rate of quarter over quarter growth of our net royalty revenues decreased from 21% in the first quarter of fiscal 2001 to 4% in the second quarter of fiscal 2001 to 3% in the third quarter of fiscal 2001. This decrease was due, in part, to the recent slowdown in the semiconductor industry and the overall U.S. economy

        We also face risks relating to the accuracy and completeness of the royalty collection process. We have only limited experience and systems in place to conduct reviews of the accuracy of the royalty reports we receive from our licensees. We have the right to audit the records of semiconductor manufacturers who license our products to ensure the integrity of their royalty reporting systems; however, such audits may only be conducted periodically and may be at our expense. We cannot be certain that the costs incurred by us to improve our systems and processes and in conducting these audits will not exceed the royalties that result from these efforts.

IF THE MARKET FOR THIRD PARTY INTELLECTUAL PROPERTY COMPONENTS DOES NOT EXPAND, OUR BUSINESS MAY SUFFER

        Our ability to achieve sustained revenue growth and profitability in the future will depend on the continued development of the market for third party IP components and, to a large extent, on the demand for system-on-a-chip ICs. System-on-a-chip ICs are characterized by rapid technological change and competition from an increasing number of alternate design strategies such as combining multiple chips to create a system-on-package. We cannot be certain that the market for third party IP components and system-on-a-chip IC markets will continue to develop or grow at a rate sufficient to support our business. If either of these markets fails to grow or develops slower than expected, then our business will suffer. A significant majority of our existing and potential customers currently rely on components developed internally and/or by other vendors. Our future growth, if any, is dependent on the adoption of, and increased reliance on, third party design components by both existing and potential customers.

WE CONTINUE TO EXPERIENCE INTENSE COMPETITION FROM OTHER IP COMPONENT AND ELECTRONIC DESIGN AUTOMATION COMPANIES, AND THIS COMPETITION COULD NEGATIVELY AFFECT OUR BUSINESS AND OUR REVENUES

        Our strategy of targeting semiconductor manufacturers that participate in, or may enter, the system-on-a-chip market requires us to compete in intensely competitive markets. Within the third party IP component market, we compete primarily against Avant! Corporation, Nurlogic Corporation, Virage Logic

Corporation and Virtual Silicon Technology. In addition, we may face competition from consulting firms and companies that typically have operated in the generic library segment of the market and that now seek to offer customized intellectual property components as enhancements to their generic solutions. We also face significant competition from internal design groups of semiconductor manufacturers that have expanded their manufacturing capabilities and portfolio of IP components to participate in the system-on-a-chip market. These internal design groups compete with us for access to the parent's IP component requisitions and may eventually compete with us to supply IP components to third parties on a merchant basis. If internal design groups expand their product offerings to compete directly with our products or actively seek to participate as vendors in the IP component market by selling to third party semiconductor manufacturers, then our revenue and operating results could be negatively affected. We also face competition from vendors that supply electronic design automation, or EDA, software tools. We cannot be certain that we will be able to compete successfully against such EDA companies.

        We expect competition to increase in the future from existing competitors and from new market entrants with products that may be less expensive than ours or that may provide better performance or additional features not currently provided by our products. Many of our current and potential competitors have substantially greater financial, technical, manufacturing, marketing, distribution and other resources, greater name recognition and market presence, longer operating histories, lower cost structures and larger customer bases than us. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. In addition, some of our principal competitors maintain their own design tools and IP component libraries which allow them to offer a single vendor solution. Internal design groups provide IP components developed to utilize the qualities of a given manufacturing process, and may therefore benefit from certain capacity, cost and technical advantages.

        Our ability to compete successfully in the market for IP components will depend upon factors, many of which are beyond our control including, but not limited to:

        -   success in designing new products;

        -   implementing new designs at smaller process geometries;

        - access to adequate EDA tools (many of which are licensed from our current or potential competitors);

        - the price, quality and timing of our new product introductions and those of our competitors;

        -   the emergence of new IP component interchangeability standards;

        - the widespread licensing of IP components by semiconductor manufacturers or their design groups to third party manufacturers;

        -   our ability to protect our intellectual property;

        -   market acceptance of our IP components;

        -   success of competitive products; and

        - continued market acceptance of products using system-on-a-chip ICs and industry and general economic conditions.

        We cannot be certain that we will be able to compete successfully in the market for third party IP components.

IF WE FAIL TO ENHANCE OUR IP COMPONENT LIBRARIES AND DEVELOP AND INTRODUCE NEW PRODUCTS ON A TIMELY BASIS, WE MAY NOT BE ABLE TO ADDRESS THE NEEDS OF OUR CUSTOMERS, OUR TECHNOLOGY MAY BECOME OBSOLETE AND OUR RESULTS OF OPERATIONS MAY BE HARMED

        Our customers compete in the semiconductor industry, which is subject to rapid technological change, frequent introductions of new products, short product life cycles, changes in customer demands and requirements and evolving industry standards. The development of new manufacturing processes, the introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Accordingly, our future success will depend on our ability to continue to enhance our existing products and to develop and introduce new products that satisfy increasingly sophisticated customer requirements and that keep pace with new product introductions, emerging manufacturing process technologies and other technological developments in the semiconductor industry. If we fail to anticipate or adequately respond to changes in manufacturing processes or customer requirements, or if we experience significant delays in product development, our business and operating results will be negatively affected. We cannot be certain that we will avoid difficulties that could delay or prevent the successful introduction, development and sale of new or enhanced products or that such new or enhanced products will achieve market acceptance. If we do not satisfy our delivery commitments, then we could also be exposed to litigation or claims from our customers. Any such claim could have a material negative effect on our business, which could cause our stock price to decline.

        From time to time, we experience delays in the progress of certain projects, and we may continue to experience such delays in the future. Any delay or failure to achieve progress could result in damage to customer relationships and our reputation, underutilization of engineering resources or a delay in the market acceptance of our products, any of which could negatively affect our business.

OUR SALES CYCLE IS UNPREDICTABLE AND MAY BE MORE THAN TWELVE MONTHS, SO WE MAY FAIL TO ADEQUATELY ADJUST OUR EXPENSES TO ANTICIPATED REVENUE IN ANY GIVEN PERIOD OR MEET MARKET EXPECTATIONS

        The license of our products typically involves a significant commitment of capital by the customer and a purchase will often be timed to coincide with a customer's migration to a new manufacturing process. Potential customers generally commit significant resources to an evaluation of available intellectual property or IP solutions and require that we expend substantial time, effort and resources to educate them about the value of our products. Despite these efforts, potential customers may select an alternate solution or delay or forego a license of our products. Once we receive and accept an order from a customer, we must commit significant resources to customizing our products for the customer's manufacturing process. This customization is complex and time consuming and is subject to a number of risks over which we have little or no control. These risks include the customer's alterations of its manufacturing process or the timing of its migration to a new process. Typically, this customization takes from three to six months to complete. If there are delays in product customization, our operating results could suffer. As a result, the sales cycle for our products is long, typically ranging from six to 12 months. Our ability to forecast the timing and scope of specific sales is limited.

        Due to the significant dollar amounts represented by a single customer order, the timing of the receipt of an order can have a significant impact on our revenue for a particular period. Because our revenue is concentrated among a small number of customers, a decline or a delay in the recognition of revenue from one customer in a period may cause our operating results in such period to be negatively affected. The unpredictability of our sales cycle makes it difficult to plan our expenses and forecast our results of operations for any given period. If we do not correctly predict the timing of our customers' purchases, then the amount of revenue we recognize in a given quarter could be negatively impacted, which could harm our operating results. If we fail to obtain new orders from customers or fail to collect outstanding accounts receivable our business will be negatively affected.

        If we were to experience a delay in our orders, it could harm our ability to meet our forecasts or investors' expectations for a given quarter and ultimately result in the decrease of our stock price. Further, if our sales cycle unexpectedly lengthens in general, it would negatively affect the timing of our revenue recognition, which would cause us to fail to meet market expectations and our stock price to suffer.

WE FACE RISKS FROM FOREIGN OPERATIONS, WHICH COULD REDUCE OUR OPERATING RESULTS AND HARM OUR FINANCIAL CONDITION

        Historically, a large portion of our total revenue has been revenue from outside of the United States. In the three month period ended June 30, 2001, international revenue represented approximately 64% of our total revenue. In the nine month period ended June 30, 2001, international revenue represented approximately 71% of our total revenue. We anticipate that international revenue will remain a substantial portion of our total revenue in the future. To date, all of the revenue from international customers has been denominated in U.S. dollars. If our competitors denominate their sales in a currency that becomes relatively inexpensive in comparison to the U.S. dollar, then we may experience fewer orders from international customers whose business is based primarily on the less expensive currency. In addition, present or future dislocations with respect to international financial markets may materially harm our business.

        Our plan to expand in international markets will result in increased costs and may not be successful, which could harm our business. We intend to continue to expand our sales and marketing activities in Asia and Europe. Our expansion of international activity involves a number of risks including:

        - the impact of possible recessions in economies outside the United States;

        - political and economic instability, including such instability related to terrorist attacks in the United States or abroad;

        -   exchange rate fluctuations;

        - longer accounts receivable collection periods and greater difficulty in accounts receivable collection;

        - compliance with, and unexpected changes in regulatory requirements, which could prevent us from shipping our products into markets outside North America;

        -   reduced or limited protection for intellectual property rights;

        -   export license requirements;

        -   difficulties and costs of staffing and managing foreign operations;
            and

        - tariffs and other trade barriers and potentially adverse tax consequences.

        If we are unable to sustain or increase revenue derived from international customers or minimize the foregoing risks, our business will be materially and negatively affected, which could cause our stock price to decline.

WE HAVE RELIED AND EXPECT TO CONTINUE TO RELY ON LICENSES REVENUES FOR A SUBSTANTIAL MAJORITY OF OUR REVENUE, AND A DECLINE IN SALES OF LICENSES COULD CAUSE OUR INCOME TO DECLINE

        We derive a substantial majority of all our revenue from license fees associated with the sales of our products, including support and maintenance. License fees accounted for 84% of total revenue in the three month period ended June 30, 2001 and 82% in the nine month period ended June 30, 2001. We expect that license revenue will continue to account for a substantial portion of our revenue for the foreseeable future. We cannot be certain that we will continue to derive sufficient revenue from license revenue. If license revenue were to decline, our business would suffer in the short term, and our royalty revenue may decline in the long term as fewer semiconductors incorporate our products. Our future license revenue will depend in part on the successful development, introduction and customer acceptance of new products.

BECAUSE WE RELY ON A RELATIVELY SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR REVENUE, OUR REVENUE COULD DECLINE IF OUR EXISTING CUSTOMERS DO NOT CONTINUE TO PURCHASE AND USE OUR PRODUCTS

        We have been dependent on a relatively small number of customers for a large portion of our revenue, although the customers comprising this group have changed from time to time. In the three month period ended June 30, 2001, UMC Group accounted for 19% of our revenue, National Semiconductor Corporation accounted for 18% of our revenue, Taiwan Semiconductor Manufacturing Corporation, or TSMC, accounted for 15% of our revenue and Synopsys accounted for 12% of our revenue. In the nine month period ended June 30, 2001, TSMC accounted for 25% of our revenue and National Semiconductor Corporation accounted for 10% of our revenue. We anticipate that our revenue will continue to depend on a limited number of major customers for the foreseeable future. The companies considered to be our major customers and the percentage of revenue represented by each major customer may vary from period to period depending on the addition of new contracts and the number of designs produced that utilize our products.

        None of our customers has a written agreement with us that obligates it to license future generations of products or new products from us, and we cannot be certain that any customer will license IP components from us in the future. In addition, we cannot be certain that any of our customers will produce products incorporating our technology or that, if such production occurs, they will generate significant royalty revenue. If one or more of our major customers stops licensing our products, reduces their orders, fails to pay license or royalty fees due or does not produce products containing our IP components, then our operating results could be materially and negatively affected.

        We face numerous risks in successfully obtaining orders from customers on terms consistent with our business model, including, among others, the lengthy and expensive process of building a relationship with a potential customer before reaching an agreement with such party to license our products; persuading large semiconductor manufacturers to work with, to rely for critical technology on, and to disclose proprietary information to a smaller company, such as ours, and persuading potential customers to bear certain development costs associated with development of customized components. There are a relatively limited number of semiconductor manufacturers to which we can license our technology in a manner consistent with our business model and we cannot be certain that such manufacturers will rely on merchant IP components or adopt our products.

IF WE LOSE ANY OF OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT, TRAIN AND RETAIN QUALIFIED PERSONNEL, OUR ABILITY TO MANAGE OUR BUSINESS AND CONTINUE OUR GROWTH WOULD BE NEGATIVELY IMPACTED

        Our success depends in large part on the continued contributions of our key management, engineering, sales and marketing personnel, many of whom are highly skilled and would be difficult to replace. None of our senior management or key technical personnel is bound by a written employment contract to remain with us for a specified period. In addition, we do not currently maintain key man life insurance covering our key personnel.

        Our success also depends on our ability to attract, train and retain highly skilled managerial, engineering, sales, marketing and finance personnel and on the abilities of new personnel to function effectively, both individually and as a group. Our senior management team consisted of persons as of 11 persons as of September 30, 2001, four of whom were hired after September 30, 2000. Our sales and support staff consisted of 15 persons as of September 30, 2001, five of whom were hired after September 30, 2000. If we are unable to effectively integrate and utilize newly hired management, sales or engineering personnel, the execution of our business strategy may be impeded and our business could suffer. Competition for personnel is intense, and we cannot be certain that we will be successful in attracting and retaining effective personnel. If we lose the services of any key personnel, are unable to attract or retain qualified personnel in the future or experience delays in the integration of new personnel, our business and operations will suffer.

OUR HISTORICAL GROWTH AND RECENT ACQUISITIONS HAVE PLACED A SIGNIFICANT STRAIN ON OUR MANAGEMENT SYSTEMS AND RESOURCES AND WE MAY BE UNABLE TO EFFECTIVELY CONTROL OUR COSTS AND IMPLEMENT OUR BUSINESS STRATEGIES AS A RESULT

        Our ability to license our products and manage our business successfully in a rapidly evolving market requires an effective planning and management process. Our historical growth and our acquisition of certain assets and personnel from Synopsys in January 2001 have placed, and are expected to continue to place, a significant strain on our managerial, operational and financial resources. As of September 30, 2001, we had 163 employees or full-time equivalents. Our customers rely heavily on our technological expertise in designing, testing and manufacturing products incorporating our IP components. Relationships with new customers generally require significant engineering support. As a result, any increase in the demand for our products will increase the strain on our personnel, particularly our engineers. Our financial and management controls, reporting systems and procedures are also limited. We have recently implemented some new controls, systems and procedures. However, our future growth, if any, will depend on our ability to continue to implement and improve operational, financial and management information and control systems on a timely basis. If we fail to do so, our business could be harmed. We cannot be certain that our systems, procedures and controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to implement our business plan. We also cannot be sure that our revenue will continue to grow at a sufficient rate to absorb the costs associated with our increased personnel.

IF WE ARE NOT ABLE TO EFFECTIVELY INTEGRATE AND DEVELOP OPERATIONS RELATING TO OUR ACQUISITION OF CERTAIN ASSETS OF THE PHYSICAL LIBRARY BUSINESS OF SYNOPSYS, OUR BUSINESS WILL SUFFER

        We continue to integrate the workforce and operations relating to the acquired assets of the physical library business of Synopsys into our organizational structure and work towards the effective utilization of the additional workforce. We face various risks as a result of this acquisition including, but not limited to, difficulty in combining the technology, operations or work force of the physical library business; difficulty in realizing the potential financial or strategic benefits of the acquisition; substantial unanticipated integration costs; and disruption of our ongoing business. If we are not able to successfully develop and commercially exploit the assets acquired, our business will be negatively affected in future periods, which may cause our stock price to decline. In addition, if the value of other intangible assets acquired becomes impaired, we may be required to write down the value of such assets, which would negatively affect our financial results.

        If our efforts to refocus the physical library business and integrate it with our existing business are not successful, our future revenues and operating results could be negatively affected, which could cause our stock price to decline.

OUR ACQUISITION OF CERTAIN ASSETS OF THE PHYSICAL LIBRARY BUSINESS OF SYNOPSYS WILL MAKE PLANNING AND PREDICTING OUR FUTURE GROWTH RATES AND OPERATING RESULTS MORE DIFFICULT

        Our acquisition of certain assets of the physical library business of Synopsys may reduce our revenue growth rate and make prediction of our future revenues, costs and expenses and operating results more difficult. In the six-month period ended June 30, 2001, the acquisition has resulted in a significant increase in our costs and expenses relating primarily to the increased headcount and amortization of goodwill and other intangibles associated with the acquisition.

        We expect the strategic and operational integration of the physical library business to make prediction of our future revenues, costs and expenses and operating results more difficult because our results of operations in future periods will reflect an expanded workforce and research and development effort. Due to the acquisition, we may not be able to accurately predict:

        -   how the combined business will evolve;

        - the possible impairment of relationships with employees and customers as a result of the integration of the combined businesses;

        -   the impairment of goodwill resulting from the acquisition; and

        - the effect of new accounting standards or policy changes directed by the Financial Accounting Standard Board or other regulatory body on future operating results.

IF WE ARE NOT ABLE TO PRESERVE THE VALUE OF THE INTELLECTUAL PROPERTY INCLUDED IN OUR PRODUCTS, OUR BUSINESS WILL SUFFER

        We rely primarily on a combination of nondisclosure agreements and other contractual provisions and patent, trademark, trade secret and copyright law to protect our proprietary rights. If we fail to enforce our patents, trademarks or copyrights or to protect our trade secrets, our business could suffer, which could cause our stock price to decline. We cannot be certain that our intellectual property rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged.

        In certain instances, we have elected to rely on trade secret law rather than patent law to protect our proprietary technology. However, trade secrets are difficult to protect. We protect our proprietary technology and processes, in part, through confidentiality agreements with our employees and customers. We cannot be certain that these contracts have not and will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors. In addition, effective trade secret protection may be unavailable or limited in certain foreign countries.

A PROTRACTED INFRINGEMENT CLAIM OR A SIGNIFICANT DAMAGE AWARD WOULD ADVERSELY IMPACT OUR OPERATING RESULTS

        Substantial litigation and threats of litigation regarding intellectual property rights exist in our industry. We expect that third party IP components may be increasingly subject to third party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We are not aware of any valid proprietary rights of third parties that our products infringe. From time to time, third parties, including our competitors, may assert patent, copyright and other intellectual property rights to technologies that are important to our business. We cannot be certain that we would ultimately prevail in any such dispute or be able to license any valid and infringed patents from third parties on commercially reasonable terms. Infringement claims, regardless of the outcome, could:

        -   result in substantial cost to us;

        -   divert our management's attention and resources;

        -   be time consuming to defend;

        -   result in substantial damage awards;

        -   cause product shipment delays; or

        - require us to seek to enter into royalty or other licensing agreements.

        Any infringement claim or other litigation against or by us could have a material negative affect on our business, which could cause our stock price to decline.

        In any potential dispute involving our intellectual property, our customers and strategic partners could also become the target of litigation. This could trigger our technical support and indemnification obligations in our license agreements which could result in substantial expense to us. In addition to the time and expense required for us to supply such support or indemnification to our customers and strategic partners, any such litigation could severely disrupt or shut down the business of our customers and strategic partners, which in turn could hurt our relations with our customers and strategic partners and cause licenses for our products to decrease.

DEFECTS IN OUR PROPRIETARY TECHNOLOGIES AND IP COMPONENTS COULD DECREASE OUR REVENUE AND OUR COMPETITIVE MARKET SHARE

        If the IP components we provide to a customer contain defects that increase our customer's cost of goods sold and time to market, these defects could significantly decrease the market acceptance of our IP components. Any actual or perceived defects with our products may also hinder our ability to attract or retain industry partners or customers, leading to a decrease in our revenue. These defects are frequently found during the period following introduction of new proprietary technologies or enhancements to existing proprietary technologies. Our IP components may contain errors not discovered until after customer utilization of the IP components provided by us. If our products contain errors or defects, it could require us to expend significant resources to alleviate these problems, which could result in the diversion of technical and other resources from our other development efforts.

OUR FUTURE CAPITAL NEEDS MAY REQUIRE THAT WE SEEK ADDITIONAL DEBT OR EQUITY FUNDING WHICH, IF NOT AVAILABLE, COULD CAUSE OUR BUSINESS TO SUFFER

        We intend to continue to invest heavily in the development of new products and enhancements to our existing products. Our future liquidity and capital requirements will depend upon numerous factors, including:

        - the costs and timing of expansion of product development efforts and the success of these development efforts;

        -   the costs and timing of expansion of sales and marketing activities;

        - the extent to which our existing and new products gain market acceptance;

        -   competing technological and market developments;

        - the costs involved in maintaining and enforcing patent claims and other intellectual property rights;

        -   the level and timing of license and royalty revenue; and

        - available borrowings under line of credit arrangements and other factors.

        We believe that our current cash and investment balances and any cash generated from operations and from available or future debt financing will be sufficient to meet our operating and capital requirements for at least the next 12 months. However, from time to time, we may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. We cannot be certain that such funding, if needed, will be available on attractive terms, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Strategic arrangements, if necessary to raise additional funds, may require us to relinquish our rights to certain of our technologies or products. If we fail to raise capital when needed, our business will be negatively affected, which could cause our stock price to decline.

OUR COMMON STOCK WILL LIKELY BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS DUE TO A NUMBER OF FACTORS, MANY OF WHICH WILL BE BEYOND OUR CONTROL, AND THOSE FLUCTUATIONS MAY PREVENT OUR STOCKHOLDERS FROM RESELLING OUR COMMON STOCK AT A PROFIT

        The trading price of our common stock has in the past been and could in the future be subject to significant fluctuations in response to:

        -   quarterly variations in our results of operations;

        -   announcements regarding our product developments;

        - announcements of technological innovations or new products by us, our customers or competitors;

        -   release of reports by securities analysts;

        - sales or the perception in the market of possible sales of a large number of shares of our common stock by our directors, officers, employees or principal stockholders;

        -   changes in security analysts' recommendations; and

        - developments or disputes concerning patents or proprietary rights or other events.

        If our revenues and results of operations are below the expectations of public market securities analysts or investors, then significant fluctuations in the market price of our common stock could occur. In addition, the securities markets have, from time to time, experienced significant price and volume fluctuations, which have particularly affected the market prices for high technology companies and which often are unrelated and disproportionate to the operating performance of particular companies. These broad market fluctuations, as well as general economic, political and market conditions, may negatively affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has occurred against that company. Such litigation could result in substantial costs and would at a minimum divert management's attention and resources, which could have a material negative effect on our business, which could further reduce our stock price. Any adverse decision in such litigation could also subject us to significant liabilities.

OUR CHARTER DOCUMENTS AND DELAWARE LAW CONTAIN PROVISIONS THAT MAY INHIBIT POTENTIAL ACQUISITION BIDS, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK, DISCOURAGE MERGER OFFERS OR PREVENT CHANGES IN OUR MANAGEMENT.

        Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by our stockholders. If we issue any of these shares of preferred stock in the future, the rights of holders of our common stock may be negatively affected. If we issue preferred stock, a change of control of our company could be delayed, deferred or prevented. We have no current plans to issue shares of preferred stock.

        Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by that statute. In addition, our certificate of incorporation and bylaws contain certain other provisions that may have the effect of delaying, deferring or preventing a change of control. These provisions include:

        -   cumulative voting for the election of directors;

        -   the elimination of actions by written consent of stockholders; and

        - the establishment of an advance notice procedure for stockholder proposals and director nominations to be acted upon at annual meetings of the stockholders.

These provisions are designed to encourage potential acquirors to negotiate with our board of directors and give our board of directors an opportunity to consider various alternatives to increase stockholder value. These provisions are also intended to discourage certain tactics that may be used in proxy contests. However, the issuance of preferred stock, our charter and bylaw provisions or restrictions from Section 203 could discourage potential acquisition proposals and could delay or prevent a change in control, which may adversely affect the market price of our stock. Such provisions may also have the effect of preventing changes in our management.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares by Synopsys, the selling stockholder. Synopsys will receive all of the net proceeds from the sale of the shares under this prospectus.

                               SELLING STOCKHOLDER

        The following table sets forth information with respect to the number of shares of our common stock beneficially owned by Synopsys prior to this offering and assuming the sale of all shares offered under this prospectus. The information in the table below is current as of the date of this prospectus. The percentage ownership is based on 16,496,928 shares of common stock outstanding as of November 1, 2001, including the 1,450,000 shares of common stock issued to Synopsys in January 2001. The shares are being registered to permit public secondary trading of the shares, and Synopsys may offer the shares for resale from time to time.

        Synopsys acquired the shares being offered in connection with our January 2001 purchase of certain assets associated with Synopsys' physical library business. The shares of common stock were issued to Synopsys pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended. In connection with our purchase of assets associated with the physical library business of Synopsys and the issuance of our common stock to Synopsys, we agreed, under certain circumstances, to register the shares of common stock received by Synopsys pursuant to the registration statement, of which this prospectus is a part. Synopsys may distribute its shares of our common stock to entities with which Synopsys is affiliated. Any shares so distributed may be offered under this prospectus by the Synopsys distributees. Each Synopsys distributee will be deemed a selling stockholder for purposes of this prospectus with respect to the distributed shares.

                                                                                NUMBER OF
                                                    SHARES BENEFICIALLY          SHARES           SHARES BENEFICIALLY
                                                  OWNED PRIOR TO OFFERING         BEING          OWNED AFTER OFFERING
SELLING STOCKHOLDER                               NUMBER         PERCENT         OFFERED        NUMBER         PERCENT
-------------------                              ---------      ---------       ---------      ---------      ----------
Synopsys, Inc. ............................      1,450,000        8.79           362,500       1,087,500         6.59

                              PLAN OF DISTRIBUTION

        We will not receive any proceeds from the sale of the shares of common stock under this prospectus. The selling stockholder will receive all of the net proceeds from the sale of the shares under this prospectus. The shares may be sold or distributed from time to time by the selling stockholder or by pledgees, donees, transferees of, or other successors in interest to, the selling stockholder directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, all of which may be changed. The distribution of the shares may be effected in one or more transactions that may take place through The Nasdaq National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholder in connection with such sales.

        The aggregate proceeds to the selling stockholder from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by us. The selling stockholder and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

        The selling stockholder or the successors in interest to the selling stockholder may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder or the successors in interest to the selling stockholder may also enter into option or other transactions with the broker-dealers that require the delivery to such broker-dealers of the shares, which shares may be resold thereafter by such broker-dealer pursuant to this prospectus.

        To the extent required, the specific shares to be sold, the names of the selling stockholders, the purchase price, the public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

        We have agreed to bear certain expenses of registration of the shares under federal and state securities laws and other expenses related to the registration of shares hereunder excluding expenses associated with the actual sale of such shares, such as commissions of dealers or agents and related fees. We have agreed to indemnify the selling stockholder against certain liabilities, including certain potential liabilities under the Securities Act. The selling stockholder have also agreed to indemnify us against certain liabilities, including certain potential liabilities under the Securities Act.

        We may suspend the use of this prospectus for a discrete period of time, not longer than 45 days, if, in our judgment, an event has occurred or condition exists as a result of which the prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements herein not misleading in light of the circumstances then existing.

        Furthermore, we may suspend the effectiveness of the registration statement of which this prospectus is part upon the happening of any event that we believe, in good faith, requires additional disclosure of material, non-public information (i) with regard to which we believe, after consultation with our outside legal counsel, we have a bona fide business purpose for preserving confidentiality, or (ii) that renders us unable to comply with the published rules and regulations of the SEC promulgated under the Securities Act or the Exchange Act, if such failure to disclose such information would result in (a) the registration statement, any amendment or post-effective amendment thereto, or any document incorporated therein by reference containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or
(b) this prospectus, any prospectus supplement, or any document incorporated therein by reference, including an untrue statement of material fact or omitting to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. We can not exercise this right to suspend more than twice in any twelve (12) month period nor more than three times during the time the registration statement is required to be maintained effective. During any twelve month period, the sum of such suspensions plus the number of days during such period that we deferred a registration can not exceed 135 days. During the time the registration statement is required to be maintained effective, the sum of such suspensions plus the number of days that we deferred a registration can not exceed 270 days. During any period of suspension or deferral, we are required to (1) use our best efforts to remedy, as promptly as practicable, the circumstances that gave rise to the suspension or deferral, (2) thereupon give the selling stockholder notification that the suspension or deferral is no longer in effect and (3) extend the time period during which the registration statement must be maintained effective by the number of days of such suspension or deferral.

        We are required to maintain the effectiveness of the registration statement of which this prospectus is part, until the earlier of: (i) all shares offered hereby have been sold by the selling stockholder, (ii) we obtain a legal opinion from outside counsel to the effect that all of the shares then held by the selling stockholder can be sold during the four ensuing 90 day periods pursuant to Rule 144 (or another appropriate exemption from registration) of the Securities Act and (iii) January 4, 2004.

        There can be no assurance that Synopsys will sell any or all of the shares offered by it under this prospectus.

                                  LEGAL MATTERS

        The validity of the shares offered under this prospectus has been passed upon for Artisan by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS

        The Consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10K of Artisan Components, Inc. for the year ended September 30, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of PricewaterhouseCoopers as experts in auditing and accounting.